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                                       [COMPANY LOGO APPEARS HERE]

                             ARCO Chemical Company

                                            PUBLIC AFFAIRS             NEWS
                                    3801 West Chester Pike
                             Newtown Square, PA 19073-2387

FOR RELEASE: IMMEDIATELY

           ARCO CHEMICAL TO ACQUIRE ISOCYANATES BUSINESSES FROM OLIN
                          CORPORATION FOR $565 MILLION


     Newtown Square, PA, October 10, 1996 -- ARCO Chemical Company (NYSE:RCM) announced today that it has reached an agreement to purchase Olin Corporation's (NYSE:OLN) toluene diisocyanate (TDI) and aliphatic diisocyanate (ADI) businesses for $565 million. Revenues from Olin's TDI and ADI operations for the 12 months ended June 30, 1996 were $298 million. The acquisition of these operations, which produce key ingredients for urethane foams, industrial coatings, adhesives and sealants, complements the company's leading worldwide position in propylene oxide and its derivative, polyether polyols.

     As part of the transaction, ARCO Chemical will acquire Olin's TDI and ADI facilities at Lake Charles, Louisiana, and certain other assets including patents and process technologies. These plants employ approximately 430 in manufacturing jobs and 50 in process development.

     Commenting on the Olin acquisition, Alan R. Hirsig, President and Chief Executive Officer of ARCO Chemical, said, "This acquisition represents an important strategic step forward for our company. For some time, we have been focused on a strategy to increase the value of our existing PO and derivatives businesses including expanding our presence in the urethane markets. We believe this acquisition will complement our existing TDI business, and thereby strengthen our urethanes position."

                                  EXHIBIT 99
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ARCO Chemical to Acquire Isocyanates Businesses from Olin Corporation for $565
Million/Add one


     "This transaction is beneficial to the company in many respects," Mr. Hirsig added. "In addition to the immediate and positive effects on sales and earnings, ARCO Chemical receives a low-cost U.S. manufacturing facility, our first significant TDI sales in the North American market, and a strong customer base in Asia and Latin America, as well as advanced technologies and technical service capabilities. These factors can only strengthen our market position in developing regions, such as Asia and Latin America, where we continue to see an ever growing demand for urethane products."

     ARCO Chemical entered the isocyanates market in 1995 with the acquisition of Rhone-Poulenc's TDI technology and European-based business. With the addition of the Olin assets, ARCO Chemical will become the number two marketer of TDI in the U.S. and, in combination with its European business, will have 19 percent of the world supply.

     TDI is used in the manufacture of urethane for flexible and rigid foam applications ranging from furniture, bedding and carpet underlay to transportation, packaging and insulation. ADI is used in coatings, elastomers, adhesives and sealants.

     Mr. Hirsig continued, "We are also pleased to be buying the ADI business. These products will complement our existing specialty polyol business as well as our ARCOSOLV(R) and BDO family of products. We expect this part of the acquisition to support our growth in the elastomer, sealant, adhesive and industrial coatings markets."

ARCO Chemical to Acquire Isocyanates Businesses from Olin Corporation for $565 Million/Add two


     The purchase has received approval from the Boards of Directors of both companies and, upon completion of regulatory approval, is expected to close in late 1996. The acquisition will be funded with cash on hand and short-term debt.

     Olin Corporation, with headquarters in Norwalk, Connecticut, is a diversified producer and marketer of high performance chemicals, microelectronic materials, metals, sporting ammunition and defense and aerospace products.

     ARCO Chemical Company is a leading worldwide manufacturer and marketer of intermediate chemicals and specialty products used in a broad range of consumer and industrial products.

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For more information contact:

Gerald T. Davis, Public Relations (610) 359-3198
Patricia A. Bartlett, Investor Relations (610) 359-3171

In Europe contact:

ARCO Chemical Europe, Inc.    W. Martin Dawson  tel: (44) 1628 775210